Exhibit 10.1

February 19, 2008

John F. Pleasants

Dear John:

Congratulations! Please accept our offer to become part of EA’s rich game making history and future.

I am pleased to offer you a regular full-time position with Electronic Arts as President, Global Publishing and Chief Operating Officer commencing on a mutually agreed upon start date at a base salary of $50,000.00 per month, or $600,000.00 annualized, minus applicable deductions. You will be reporting to me, John Riccitiello.

For your information, I have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are on EA’s intranet and will be reviewed with you at orientation.

You will also be eligible to participate in our discretionary bonus program. This discretionary bonus is typically determined at the end of our fiscal year (March) and is prorated for your months of employment. You need to be employed by EA by January 15th to be eligible for a bonus in this fiscal year. Your discretionary bonus target will be 75% of your salary. To receive payment of your bonus you must be employed by Electronic Arts at the time any bonuses are paid. For the FY09 bonus, you will be guaranteed a portion of your bonus, to be paid on the normal bonus payment date in or around June 2009 and subject to your being employed by EA at the time, in the amount of $200,000 (minus applicable deductions). In addition, EA reviews performance and compensation levels annually, and it currently makes merit adjustments in June of each year. To be eligible for a merit increase at next June’s review, you must commence employment by January 15th of the same calendar year.

I will recommend to the Compensation Committee that you be granted a non-qualified stock option to purchase 500,000 shares of Electronic Arts common stock in accordance with our 2000 Equity Incentive Plan. The Committee will grant and price the stock option on the next regularly scheduled grant date after you commence employment (i.e., the 16 th of the month following your commencement of employment, or the first NASDAQ trading day thereafter). The options shall vest and become exercisable as to 24% of the shares on the first day of the calendar month that includes the one-year anniversary of the grant date, and will then vest and become exercisable as to an additional 2% of the shares on the first calendar day of each month thereafter for 38 months. You will receive more details regarding this stock option from Stock Administration after the grant date.

I will recommend to the Compensation Committee that you be granted a one-time Ownership Award in the form of 75,000 restricted stock units (RSUs) in accordance with our 2000 Equity Incentive Plan. The Committee will grant the RSUs on the next regularly scheduled grant date after you commence employment (i.e., the 16th of the month following your commencement of employment, or the first NASDAQ trading day thereafter). This Award will vest in 25% increments annually on each of the first, second, third and fourth anniversaries of the original grant date. You will receive more details regarding this Award from Stock Administration after the grant date.

You are being provided Tier 5 executive relocation assistance, as described in the attached relocation summary document. Per EA policy, if you voluntarily leave your employment with EA or are terminated for cause (as defined by California law) prior to the one year anniversary of the date of your hire, you agree to pay EA an amount equal to all relocation and gross up expenses incurred by EA through your date of termination. Payment must be made to EA upon your last day of employment. Once you accept this offer of employment with EA, please contact EA’s Global Mobility Group, at 650-628-9100, to start the process.

Lastly, EA is providing you a one-time bonus of $500,000.00 (minus applicable taxes) at the time of hire, which is earned at the completion of your first year of employment but you will receive it within the first 30 days of your employment. If you voluntarily leave your employment before the completion of one year, you agree to repay to EA the full net amount of the bonus.

If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please call me.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent on your signing Electronic Arts’ New Hire/ Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records).

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your offer of employment and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

Should you accept this offer, please plan on attending New Hire Orientation to be held on your first Monday at 9:00 a.m. Please complete and bring the forms in the attached package.

This offer of employment is made contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your orientation process.

In addition, EA will conduct a background check pursuant to a written notice you will receive under separate cover, and this offer of employment is contingent upon the results of such check being acceptable to EA.

This offer of employment is valid through February 29, 2008, and if not accepted by then, we will assume that you have declined the offer. If you accept this offer, please sign below and return both pages of the original offer letter to Cindy Nicola, in Talent Acquisition, in the enclosed envelope, and we can begin your orientation to EA. Please keep a copy for yourself.

Please join our team and help us be the place where GREAT people create and deliver GREAT games.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ John Riccitiello
John Riccitiello
Chief Executive Officer
Electronic Arts

Enclosures

Accepted by candidate:	Date:

/s/ John F. Pleasants	2-27-08

Anticipated Start Date: 3-17-08